Exhibit 10.1

EXECUTION COPY

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into on September 2, 2025 by and between Columbia Banking System, Inc., a Washington corporation (“CBSI”), Columbia Bank, an Oregon state-chartered commercial bank and wholly owned subsidiary of CBSI (together with CBSI, the “Company”) and Steven R. Gardner (“Consultant”).

WHEREAS, on April 23, 2025, CBSI entered into an Agreement and Plan of Merger with Pacific Premier Bancorp, Inc., a Delaware corporation (“PPBI”), and Balboa Merger Sub, Inc., a Delaware corporation (the “Merger Agreement”), pursuant to which CBSI acquired (the “Transaction”) PPBI and its wholly-owned bank subsidiary, Pacific Premier Bank, National Association, a national banking association (“Pacific Premier Bank”), and PPBI and Pacific Premier Bank ceased to exist;

WHEREAS, Consultant was employed as the President and Chief Executive Officer of PPBI and Chief Executive Officer of Pacific Premier Bank;

WHEREAS, in connection with the closing of the Transaction, Consultant ceased being employed in all capacities by PPBI and Pacific Premier Bank, which resulted in Consultant becoming entitled to receive the payments and benefits set forth in Section 5(c) of Consultant’s Employment Agreement with PPBI and Pacific Premier Bank, dated as of August 30, 2021 (the “Employment Agreement”), subject to the terms and conditions set forth therein; and

WHEREAS, the Company wishes to retain the services of Consultant for a transition period following the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the Company and Consultant hereby agree as follows:

1. Services. During the Term, Consultant shall provide the following services to the Company, provided that such services may be provided remotely whenever possible: (i) integration of the business and operation of PBBI and Pacific Premier Bank into the Company’s and its subsidiaries’ business and operations with respect to the Transaction, (ii) client relations services, (iii) investor relations services and (iv) such other strategic matters as may be reasonably determined by the Company’s Chief Executive Officer (collectively, the “Services”).

2. Term. This Agreement shall become effective, and the term of the Consultant’s Services under this Agreement shall commence, on the date hereof and conclude on the date that is one year and one day after the date hereof (the “Term”), subject to earlier termination as provided in Section 8 hereof.

3. Performance. Consultant’s primary point of contact with the Company in connection with the provision of the Services will be the Company’s Chief Executive Officer. The Company and Consultant agree that the amount of time that Consultant spends providing the Services shall be reasonably determined by the Company. The parties expect that the average weekly time commitment of Consultant in providing the Services during the Term will exceed 20% of Consultant’s average weekly hours worked for PBBI and Pacific Premier Bank during the thirty-six (36) months immediately prior to the Effective Time (as defined in the Merger Agreement), such that Consultant shall not be treated as having incurred a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) by reason of Consultant’s cessation of employment with PBBI and Pacific Premier Bank.

4. Fee. As the sole compensation for the Services, the Consultant shall receive $2,200,000 (the “Fee”), which shall be paid in equal monthly installments of $183,333.33 (pro-rated for any partial month during the Term), with each monthly payment to be paid on the first business day of the month immediately following the month to which such payment relates. Consultant shall be solely responsible for all taxes associated with the Fee, and unless required otherwise by law no taxes will be withheld from the Fee.

5. Business Expenses. The Consultant shall be entitled to reimbursement for all reasonable costs and expenses incurred by Consultant in providing the Services on a basis that is no less favorable than that applicable to the senior officers of CBSI.

6. Independent Contractor. Consultant acknowledges that in performing the Services, he is an independent contractor, and not an employee, agent, joint venturer or partner, of the Company. As an independent contractor, Consultant is not entitled to participate in any benefits or benefit plans, including, but not limited to, any insurance plans, workers’ compensation benefits, short term and long term disability benefits, vacation benefits, sick pay benefits, or pension plans that may be offered by the Company or any of its subsidiaries to their respective employees. Notwithstanding the foregoing, Consultant shall retain all vested rights under the employee benefit plans of PBBI and its subsidiaries in which he participated while employed by PBBI or any of its subsidiaries, and shall retain all rights to subsidized premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, under the Employment Agreement as the result of Consultant’s termination of employment with PBBI and Pacific Premier Bank.

7. Non-Disclosure of Confidential/Proprietary Information and Trade Secrets.

(a) Consultant acknowledges and agrees that, by virtue of Consultant’s position and involvement with the Company’s business and affairs, Consultant will develop substantial expertise and knowledge with respect to all aspects of the Company’s business, affairs and operations and will have access to all significant aspects of the Company’s business and operations and to Confidential and Proprietary Information. “Confidential and Proprietary Information” shall mean any and all (i) of the Company’ trade secrets, and confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Company or any affiliate of the Company or any of the Company’s or any such affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of Consultant, the knowledge of which gives or may give the Company or any affiliate of the Company an advantage over any person or entity not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material that (i) is known to the general public other than due to a breach of this Agreement by Consultant or (ii) was disclosed to Consultant by a person who Consultant did not reasonably believe was bound to a confidentiality or similar agreement with the Company.

(b) Consultant hereby covenants and agrees that, during the Term and thereafter, unless otherwise authorized by the Company in writing, Consultant shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Company) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the Company’s prior written consent; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the Company’s sole and exclusive benefit; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Because the breach of any of the provisions of this Section 7(b) will result in immediate and irreparable injury to the Company for which the Company will not have an adequate remedy at law, the Company shall be entitled, in addition to all other rights and remedies, to seek a decree of specific performance of this Section 7(b) and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

(c) Notwithstanding Section 7(b) or anything else herein to the contrary, this Agreement shall not limit Consultant’s rights under applicable law to initiate communications directly with, provide information to, respond to any inquiries from, or report possible violations of law or regulation to any governmental entity or self-regulatory authority, or to file a charge with or participate in an investigation conducted by any governmental entity or self-regulatory authority, and Consultant does not need the Company’s or any of its affiliates’ permission to do so. In addition, it is understood that this Agreement shall not require Consultant to notify the Company or any of its affiliates of a request for information from any governmental entity or self-regulatory authority that is not directed to the Company or any of its affiliates or of Consultant’s decision to file a charge or complaint with or participate in an investigation conducted by any governmental entity or self-regulatory authority. Notwithstanding the foregoing, Consultant recognizes that, in connection with the provision of information to any governmental entity or self-regulatory authority, Consultant must inform such governmental entity or self-regulatory authority that the information Consultant is providing is confidential. Despite the foregoing, Consultant is not permitted to reveal to any third party, including any governmental entity or self-regulatory authority, information Consultant comes to learn during Consultant’s service to the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege or attorney work product doctrine. Each of the Company and its affiliates does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information.

(d) Consultant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Company’s or its affiliates’ research and development or existing or future products or services and which are conceived, developed or made by Consultant during the Term (“Work Product”) belong to the Company. Consultant shall promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

(e) On and after the date of termination for any reason, or at any time during the Term, on the request or direction of the Company, Consultant will immediately deliver to the Company any or all equipment, property, material, Confidential and Proprietary Information, Work Product or copies thereof which are owned by the Company and are in Consultant’s possession or control. This includes documents or other information prepared by Consultant, on Consultant’s behalf or provided to Consultant in connection with Consultant’s duties while engaged by the Company or while employed by PPBI and Pacific Premier Bank, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information. Consultant hereby warrants that Consultant will not retain in any form such documents, Confidential and Proprietary Information, Work Product or other information or copies thereof. Consultant may retain a copy of this Agreement and any other document or information describing any rights Consultant may have after the termination of Consultant’s engagement.

8. Termination. The Term, Consultant’s engagement with the Company and Consultant’s obligation to provide the Services shall terminate on the earlier of (a) the expiration of the Term, (b) the death of Consultant, (c) the Consultant’s disability (as defined in the Company’s long-term disability plan), (d) such date of termination as specified in writing by Consultant to the Company and (e) the termination of Consultant’s engagement by the Company for Cause (such date, the “Termination Date”). Upon the termination of the Consultant’s engagement with the Company, the Company’s sole responsibility to Consultant under this Agreement shall be (i) to pay to Consultant (or to Consultant’s estate or legal representatives, in the event of death) the portion of the Fee for the period of the Term through the Termination Date (to the extent not previously paid to Consultant), to be paid at the same time as if no such termination had occurred and (ii) to reimburse Consultant (or Consultant’s estate or legal representatives, in the event of death) for all expenses incurred by Consultant prior to the Termination Date that are otherwise reimbursable under this Agreement but that have not been reimbursed prior to the Termination Date (to be reimbursed in accordance with the terms of this Agreement); provided, however, that notwithstanding the foregoing or anything contained in this Agreement to the contrary, neither the termination nor the expiration of the Term, the Services or the Consultant’s engagement with the Company shall limit, impact or alter Consultant’s rights to any amounts owed to him under the Employment Agreement in connection with Consultant’s termination of employment with PBBI and Pacific Premier Bank (including under any separation agreement, release or similar agreement that Consultant enters into with PBBI and/or Pacific Premier Bank in connection with such termination), or under Consultant’s Salary Continuation Agreement with Pacific Premier Bank dated April 1, 2006 (as amended as of January 1, 2013, the “Salary Continuation Agreement”), which rights remain (and shall remain) in full force and effect. For purposes of this Agreement, “Cause” shall mean Consultant’s (i) Consultant’s personal dishonesty or incompetence, (ii) Consultant’s willful misconduct, (iii) Consultant’s breach of fiduciary duty involving personal profit, (iv) Consultant’s intentional failure to perform stated duties, (v) Consultant’s willful violation of any state or federal banking or securities laws, (vi) Consultant’s willful violation of the bylaws, rules, policies or resolutions of the Company, (vii) Consultant’s willful violation of the rules or regulations of, or any final order issued by, the Board of Governors of the Federal Reserve System, the Oregon Department of Consumer and Business Services, or the Federal Deposit Insurance Corporation, (viii) Consultant’s willful violation of any other law, rule or regulation (other than traffic violations or other misdemeanor offenses), (ix) Consultant’s willful violation of any final cease-and-desist order or (x) Consultant’s material breach of any provision of this Agreement.

9. Governing Law; Venue and Jurisdiction; WAIVER OF JURY TRIAL. This Agreement is made with reference to and is intended to be construed in accordance with the laws of the State of Washington. Venue for any action arising out of or concerning this Agreement shall lie in Pierce County, Washington. In the event of a dispute under this Agreement, the dispute shall be arbitrated pursuant to the Superior Court Mandatory Arbitration Rules (“MAR”) adopted by the Washington State Supreme Court, irrespective of the amount in controversy. This Agreement shall be deemed as stipulation to the effect pursuant to MAR 1.2 and 8.1. The arbitrator, in his or her discretion, may award attorney’s fees to the prevailing party or parties. THE COMPANY AND CONSULTANT EACH VOLUNTARILY AND IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10. Notices. All notices and other communications under or in connection with this Agreement shall be in writing and shall be deemed given (i) if delivered personally, upon delivery, (ii) if delivered by registered or certified mail (return receipt requested), upon the earlier of actual delivery or three (3) days after being mailed, (iii) if given by overnight courier with receipt acknowledgment requested, the next business day following the date sent, or (iv) if given electronically, if sent during business hours, upon confirmation of transmission and otherwise upon the next business day after such confirmation, in each case to the parties at the following addresses:

To the Company:

1301 ‘A’ Street, Ste. 800

Tacoma, WA 98402-4200

ATTN: (Corporate Secretary)

To Consultant: At his address in the Company’s records.

11. Section 409A. This Agreement (and all amounts payable under this Agreement) are intended to be exempt from (or if not exempt from, compliant with) Code Section 409A, and this Agreement shall be construed and interpreted accordingly. All reimbursements owed to Consultant under this Agreement shall be provided promptly after Consultant presents to the Company reasonably satisfactory evidence of the incurrence of such expense (and in all events by not later than the last day of the calendar year immediately following the calendar year in which the expense was incurred). No reimbursement or in-kind benefit under this Agreement shall be subject to liquidation or exchange for another benefit, and the amount available for reimbursement and in-kind benefits to be provided under this Agreement during any one calendar year shall not impact the amount of reimbursements or in-kind benefits available in any other calendar year. Notwithstanding any other provision of this Agreement to the contrary, if Consultant is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Consultant’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement during such six (6) month period (i) shall not be paid (or commence) during the six-month period immediately following Consultant’s separation from service (except as provided in clause (ii)(B) of this sentence) and (ii) shall instead be paid to Consultant in a lump-sum payment on the earlier of (A) the first regular payroll date of the seventh month following Consultant’s separation from service or (B) the 10th business day following Consultant’s death (but not earlier than such payment would have been made absent such death), and all non-delayed payments and benefits required under this Agreement as the result of Consultant’s separation from service shall be paid or provided on the same schedule as if no such delay had occurred. Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.

12. Miscellaneous.

(a) No rights or obligations of Consultant under this Agreement may be assigned or transferred by Consultant other than Consultant’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. The Company may assign this Agreement, without Consultant’s consent, to any of its affiliates or to any other respective successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. If and to the extent that this Agreement is so assigned, references to the “Company” throughout this Agreement shall mean the Company as hereinbefore defined and any successor to, or assignee of, its business and/or assets.

(b) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter, other than (for the avoidance of doubt) the Employment Agreement, the Salary Continuation Agreement and Consultant’s Change in Control Bonus Agreement with PPBI and Pacific Premier Bank, dated as of April 23, 2025. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than (for the avoidance of doubt) the Employment Agreement and the Salary Continuation Agreement.

(c) No waiver, modification or amendment of any provision of this Agreement shall be valid and enforceable unless it is in writing and signed by Consultant and a duly authorized officer of the Company.

(d) If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(e) The expiration or termination of the Term or Consultant’s engagement with the Company shall not terminate provisions of this Agreement that are intended to survive such termination or expiration.

(f) This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Consultant, each as of the date first above written.

CONSULTANT:	COMPANY:
Columbia Banking System, Inc.

/s/ Steven R. Gardner	By:	/s/ Clint Stein
Steven R. Gardner	Name: Clint Stein
Title: President and Chief Executive Officer

Columbia Bank

	By:	/s/ Clint Stein
Name: Clint Stein
Title: Chief Executive Officer